UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2026

Sleep Number Corporation

(Exact name of registrant as specified in its charter)

Minnesota	000-25121	41-1597886
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 3rd Avenue South, Minneapolis, MN 55404

(Address of principal executive offices) (Zip Code)

(763) 551-7000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 20-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed, on June 12, 2026, Sleep Number Corporation (“Sleep Number” or the “Company”) entered into a “stalking horse” Asset Purchase Agreement (the “Stalking Horse Purchase Agreement”) with SNBR, Inc., a wholly-owned subsidiary of Sleep Country Canada Inc. (in such capacity, the “Purchaser”) and Sleep Country Canada Inc. pursuant to which the Purchaser agreed to purchase substantially all of the assets of the Company (such assets, the “Assets,” and such transaction, the “Asset Sale”) for a purchase price of $415 million in cash and the assumption of certain liabilities, subject to certain potential purchase price adjustments, in each case, as set forth in the Stalking Horse Purchase Agreement.

Following a Bankruptcy Court-supervised auction process, on July 18, 2026, the Company entered into an Amended and Restated Asset Purchase Agreement (the “Amended and Restated Purchase Agreement”) with the Purchaser and Sleep Country Canada Inc., which amends and restates the Stalking Horse Purchase Agreement in its entirety.

The Amended and Restated Purchase Agreement includes an increase in the base purchase price payable in cash from $415,000,000 to $529,500,000, subject to certain purchase price adjustments, and reduced the amount to be deposited by the Purchaser into the adjustment escrow account from $25,000,000 to $10,000,000.

The Amended and Restated Purchase Agreement also reduced a number of potential purchase price deductions that were included in the Stalking Horse Purchase Agreement, including potential adjustments to the purchase price related to undelivered customer orders, payment card processor reserve deposits, and cure costs payable to counterparties in connection with the assumption and assignment of executory contracts and unexpired leases. In addition, the Amended and Restated Purchase Agreement eliminates certain pre-closing covenants and related closing conditions that had been included in the Stalking Horse Purchase Agreement, including a covenant requiring the Company to maintain certain minimum marketing expenditures during the interim period through closing, a covenant requiring a pre-closing inventory count and a closing conditions requiring the satisfaction of a minimum employee acceptance threshold and acceptance of employment by a specified percentage of designated executives.

The Amended and Restated Purchase Agreement includes a new closing condition requiring the Company to have funded a segregated “Stub Rent Reserve” in the amount of $5,193,168, in accordance with the approved budget, on account of unpaid lease obligations due under property leases for the period from June 12, 2026 through June 30, 2026.

The Amended and Restated Purchase Agreement contains customary representations, warranties and covenants of the parties for a transaction involving the acquisition of assets from a debtor in bankruptcy, and the completion of the Asset Sale is subject to a number of conditions, which, among others, include (i) the entry of an order of the Bankruptcy Court authorizing and approving the Asset Sale, (ii) the performance by each party of its obligations under the Amended and Restated Purchase Agreement (subject to certain materiality qualifiers), (iii) the accuracy of each party's representations (subject to certain materiality qualifiers), (iv) the delivery of certain closing deliverables, (v) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (vi) the absence of any judicial or administrative proceeding by the Federal Trade Commission or the United States Department of Justice Antitrust Division that seeks to prevent, restrain, enjoin or prohibit the Asset Sale under antitrust laws, and (vii) the absence of any order by any governmental authority that restrains, enjoins, stays, or prohibits the consummation of the Asset Sale. The obligation of the Purchaser to consummate the Asset Sale is also conditioned upon the Company having not experienced a material adverse effect. The Amended and Restated Purchase Agreement also provides for a break-up fee and expense reimbursement payable to the Purchaser upon the occurrence of certain events, and the forfeiture of a deposit to the Company upon the occurrence of certain events.

The foregoing description of the Amended and Restated Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	Amended and Restated Asset Purchase Agreement, dated as of July 18, 2026, by and between the Company, the Purchaser and for certain sections therein, Sleep Country Canada Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* In accordance with Item 601(a)(5) of Regulation S-K, certain schedules or similar attachments to this exhibit have been omitted from this filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Sleep Number Corporation (Registrant)

Date: July 23, 2026	By:	/s/ Samuel R. Hellfeld
	Name:	Samuel R. Hellfeld
	Title:	Executive Vice President, Chief Legal and Risk Officer